Pioneer Balanced Fund 6/30/01

Sub-Item 77C:

(a) The registrant held a special meeting of shareholders on Tuesday, April 17, 2001.

(b) Not applicable.

(c) Proposals 1, 2 and 3 from the registrant's definitive proxy statement filed electronically with the Commission on March 15, 2001 (Accession No. 0000069405-01-000007) are incorporated herein by reference in response to this sub-item. The results of shareholder voting on Proposals 1, 2 and 3 under the caption "Results of Shareowner Meeting" from the registrant's June 30, 2001 semiannual report to shareholders filed electronically with the Commission on August 28, 2001 (Accession No. 0000831120-01-5000460) are also incorporated herein by reference in response to this sub-item.

(d) None.